Exhibit p.19

SAGE ROCK CAPITAL MANAGEMENT LP

Code of Ethics

July 2021

Private and Confidential

Sage Rock Capital Management LP	Code of Ethics

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Sage Rock Capital Management LP	Code of Ethics

9.	Expert Network Firms		17
	9.1	Introduction	17
	9.2	Pre-Approval and Periodic Diligence of Expert Network Firms	18
	9.3	Pre-Approval of Expert Consultations	18
	9.4	Parameters of Expert Consultations	20
	9.5	Recordkeeping and Testing	21

10.	OTHER PAID RESEARCH		21

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Sage Rock Capital Management LP	Code of Ethics

1.	INTRODUCTION

Sage Rock Capital Management LP (the “Firm”) acts as an investment adviser to private funds, to one or more separately managed accounts and as a sub-adviser to a mutual fund (collectively, the “Accounts”). The Firm is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”). The Firm has adopted this Code of Ethics (the “Code”) to help ensure that it conducts its business in accordance with all applicable laws and regulations and in an ethical and professional manner.

This Code sets forth standards of conduct expected for Firm employees. References to “employees” throughout this Code mean the Firm’s partners, officers, directors (or other persons occupying similar statuses or performing similar functions), the Firm’s employees, or other persons who provide investment advice on behalf of the Firm and are subject to the Firm’s supervision and control. Such standards of conduct are meant to ensure that employees conduct their business on the Firm’s behalf in a manner that enables the Firm to fulfill its fiduciary duty to the Accounts. The Code also addresses certain possible conflicts of interest and includes the Firm’s employee personal trading security policy. The Code should be read in conjunction with the Firm’s Compliance Manual.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. Accordingly, all employees must act with competence, dignity, integrity, and in an ethical manner. The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of the Firm’s clients and investors must be placed first at all times;

•	Employees should not take inappropriate advantage of their positions; and

•	Employees must comply with all applicable securities laws.

1.1	Chief Compliance Officer

The Firm’s Chief Compliance Officer (the “CCO”) is the person responsible for overseeing this Code. Matthew Fisher is the Firm’s CCO. The CCO may, in his discretion, designate other Firm employees or third-party compliance consultants to assist him in fulfilling his supervisory responsibilities.

In the event that the CCO is required to report any items or obtain pre-clearance for any actions under this Code, he will report such items to, or obtain such pre-clearance from, Atul Khanna.

1.2	Employee Responsibilities - General

All employees should act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees.

Each employee must receive and review a copy of the Code upon the commencement of his or her employment with the Firm and provide a written acknowledgement to the CCO that he or she has been provided with, read and understood the Code. A copy of such acknowledgement is attached as Exhibit 1. Such acknowledgment must also be completed by employees on an annual basis or upon an amendment to this Code.

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As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, employees are expected to abide not only by the letter of the Code, but also to uphold the fundamental ideals of the Firm: openness, integrity, honesty and trust.

The Code should be kept by each employee for future reference and its guidelines should be made an active part of each employee’s normal course of business. Employees should consult with the CCO if they have any uncertainty about how this Code relates to a particular situation.

If the Firm determines that an employee has committed a violation of this Code, the Firm may impose sanctions and/or take other actions as deemed appropriate, including termination of such employee’s employment.

1.3	Amendments

The Firm will amend this Code when relevant changes occur in certain applicable securities laws, rules and regulations, and when relevant changes occur in the Firm’s business. Any material amendments to the Code will be communicated to all employees. New policies, guidance and amendments may be issued by the CCO or other supervisory personnel in writing (which may include e-mail correspondence) before being formally incorporated into the Code. Such communications are valid and binding.

2.	PERSONAL TRADING SECURITY POLICY

2.1	Definitions of Personal Account

The Firm’s personal trading security policy applies to “Personal Accounts” of its employees, which include:

(a)	The personal securities accounts of:

(i)	Each employee;

(ii)	Each employee’s spouse (other than a legally separated or divorced spouse of the employee) and minor children;

(iii)

Immediate family members sharing the same household with an employee. For these purposes, “immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law; or

(iv)

Any person to whom an employee provides primary financial support and either (A) whose financial affairs are controlled by the employee, or (B) for whom the employee provides discretionary advisory services;

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(b)	Any trust or other arrangement for the benefit of the employee or his or her immediate family members, which names the employee as a beneficiary or trustee; or

(c)

Any account in which an employee has beneficial ownership. For these purposes, beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

2.2	Definition of Reportable Security

A “Reportable Security” is any financial instrument or security, except for the following:

(a)	Direct obligations of the U.S. Government;

(b)

Shares issued by open-end funds registered under the Investment Company Act of 1940, as amended (i.e., mutual funds), other than exchange-traded funds; provided that they are not funds managed by the Firm or funds the adviser or underwriter of which controls, is controlled by, or under common control with the Firm (“Non-Reportable Funds”);

(c)	Bank certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

For the avoidance of doubt, Reportable Securities include initial public offerings and private investments.

Single-facet cryptocurrency (e.g., Bitcoin or Ether) generally will not be considered a Reportable Security. An initial coin offering (an “ICO”) is a method of fundraising for a new venture wherein investors obtain interests (in the form of virtual coins or tokens) in exchange for legal tender or another established cryptocurrency (such as Bitcoin or Ether). Interests in such ventures (i.e., the coins or tokens purchased) would be considered securities if their profits interests are contingent upon the management efforts of others.

Accordingly, any ICO or similar investment with a profits interest contingent on the management efforts of others (regardless of the fiat or virtual currency used to fund the transaction) will be deemed a Reportable Security.

If an employee has any questions about whether a particular virtual instrument should be considered a Reportable Security, he or she should contact the CCO before transacting in such instrument.

2.3	Pre-clearance for Personal Trading

Employees must obtain pre-clearance from the CCO prior to engaging in any transactions in Reportable Securities, except for transactions in exchange-traded funds and money market funds. Any such pre-clearance may be requested by submitting the form attached

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hereto as Exhibit 2 or by submitting the same information by e-mail to the CCO. Any pre- approval granted under this section will be valid: (i) for 24 hours after the approval is given, in the case of publicly-traded securities, or (ii) until the closing of the private placement, in the case of a private investment. If the transaction is not executed within the permitted time, a new request must be submitted. The CCO reserves the right to reject a transaction for any reason he deems appropriate.

For the avoidance of doubt, if a new employee holds Reportable Securities in his or her Personal Accounts prior to the commencement of his or her employment with the Firm, the employee may continue to hold such positions, but must obtain pre-clearance in order to clear out of them.

2.4	Guidelines for Approval

(a)	Employees are prohibited from transacting in Reportable Securities currently held by the Accounts.

(b)

No employee may enter into a transaction relating to any security or any related derivative while in possession of information of an imminent transaction in the underlying security or an option or derivative related to the security by any Account. Such practice noted may include transactions that are executed based upon knowledge of less than all of the terms of the transaction, so long as there is knowledge that all of the material terms of the transaction have been or will be agreed upon imminently.

(c)

The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material, non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. Accordingly, employees may not transact personally in the security of any issuer: (i) on the Firm’s Restricted List (as defined below) or (ii) about which they or the Firm possess material, non-public information, even if the relevant issuer does not appear on such list. If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the CCO prior to sharing such information or consummating any trades relating to such company.

In general, the Firm discourages short-term trading (which, for these purposes means trading in and out of the same name within 60 days), but the CCO may approve such trading in his discretion.

(d)

For the avoidance of doubt, the guidelines set forth in this Section 2 apply to all Personal Accounts, including those of employees’ immediate family members sharing the same household as such employees. It is each employee’s responsibility to make sure that his or her immediate family members are aware of this policy and adhere to it.

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2.5	Exceptions from Personal Trading Restrictions

The following transactions will be exempt from the restrictions set forth in Section 2.3:

(a)	Non-volitional purchases or sales of Reportable Securities (such as purchases that are made pursuant to a merger, tender offer or exercise of rights);

(b)	Purchases or sales pursuant to an automatic investment plan;[1] and

(c)

Transactions effected in an account over which an employee, or household member, has no direct or indirect influence or control (a “Non-Discretionary Account”), as long as the relevant employee satisfies the reporting requirements for such account set forth in Section 3.5 below.

2.6	Exceptions to Personal Trading Policy Generally

The CCO may make exceptions to this personal trading security policy on a case-by-case basis. The CCO will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

3.	REPORTING OF EMPLOYEE PERSONAL ACCOUNTS AND INVESTMENT ACTIVITY

3.1	Initial Holdings Report

Each new employee must provide the CCO with an Initial Holdings Report attached hereto as Exhibit 3, which contains information about all Personal Accounts and Reportable Securities.2 The Initial Holdings Report must be submitted within 10 days of the commencement of an employee’s employment with the Firm and the report must be current as of a date not more than 45 days prior to the individual being hired.

3.2	Annual Holdings Report

Each employee must provide the CCO with an Annual Holdings Report attached hereto as Exhibit 3, which contains information about all Personal Accounts and Reportable Securities.3 The Annual Holdings Report must be submitted by each February 14. Such report must be current as of a date not more than 45 days prior to the date on which it is submitted.

3.3	Quarterly Transactions Report

Subject to Section 3.4 below, each employee must provide the CCO with a Quarterly Transactions Report attached hereto as Exhibit 4 no later than 30 days after the end of

1

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2

Non-Discretionary Accounts must be listed in such reports, but the securities held in such accounts do not need to be reported if the reporting requirement for such accounts set forth in Section 3.5 are satisfied.

3

Non-Discretionary Accounts must be listed in such reports, but the securities held in such accounts do not need to be reported if the reporting requirement for such accounts set forth in Section 3.5 are satisfied.

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each calendar quarter. Each such report must cover all transactions in Reportable Securities during such quarter. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transactions Report confirming the absence of any transactions.

3.4	Brokerage Statements In Lieu of Quarterly Transactions Report

In lieu of a Quarterly Transactions Report, an employee may provide the CCO with copies of brokerage account statements relating to each Personal Account that holds or is able to hold Reportable Securities. Such statements should be submitted to the CCO no later than 30 days after the end of the relevant calendar quarter.

3.5	Exceptions from Reporting Requirements

Employees are not required to submit Quarterly Transactions Reports with respect to non-volitional purchases or sales of Reportable Securities or transactions effected pursuant to an automatic investment plan.

Additionally, transactions effected in Non-Discretionary Accounts are exempt from the reporting requirements set forth above (except that the accounts themselves must be listed in Initial Holdings Reports and Annual Holdings Reports) as long as both of the following conditions are satisfied:

(a)	The employee submits a letter from the manager of each Non-Discretionary Account acknowledging that the employee has no investment discretion over investment decisions made for such account; and

(b)

The employee must complete and submit a Non-Discretionary Account Certification for each Non-Discretionary Account along with its Annual Holdings Reports. A copy of such certification is attached as Exhibit 5 hereto.

Account statements of Non-Discretionary Accounts may be periodically requested and reviewed on a sample basis by the CCO. In addition, the CCO may, in his discretion, request periodic certifications from the account manager of a Non-Discretionary Account regarding the relevant employee’s influence or control over such account.

3.6	New Accounts

Employees must promptly notify the CCO about any new Personal Accounts that are opened. If an employee would like any Personal Account (including a new account) to be treated as a Non-Discretionary Account, he or she must obtain prior approval from the CCO.

3.7	Review and Retention of Reports

The CCO will periodically review employees’ personal trading documentation (as detailed in Sections 3.1 through 3.5 above) to determine whether any violations of the Firm’s policies or of applicable securities laws occurred. If there any discrepancies or potential issues are identified, the CCO will contact the applicable employee to resolve the discrepancy.

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4.	CONFLICTS OF INTEREST

It is the Firm’s policy that all employees must act in good faith and in the best interests of the Firm and its clients. To this end, employees should avoid putting themselves or the Firm in a position that would create even the appearance of a conflict of interest.

The Firm has adopted the polices below to address certain key conflicts of interest associated with its business. If an employee has any doubts or questions, he or she should contact the CCO.

4.1	Conflicts Questionnaire

To enable the Firm to better assess certain conflicts of interest relating to immediate family members of Firm employees, all employees are required to complete a Conflicts Questionnaire upon the commencement of their employment and annually thereafter at a time determined by the CCO. A copy of the Firm’s current Conflicts Questionnaire is attached as Exhibit 6. The CCO will review the responses to each employee’s Conflicts Questionnaire and maintain files related thereto. To ensure that this information remains up-to-date, employees must immediately notify the CCO if any information on their Conflicts Questionnaire becomes inaccurate in any way.

4.2	Gifts and Entertainment

The Firm is of the view that employees should not accept or provide (in the context of their business activities for the Firm) inappropriate benefits or gifts. For the purposes of this policy, gifts are items (or services) of value where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item.

(a)	Gifts

Employees are prohibited from giving gifts with an aggregate value equal to or greater than $250 to any person that does business (or is seeking to do business) with or on behalf of the Firm during any year. Further, employees are required to report to the CCO prior to providing any gift to any such person with a value less than $250 (on a gift-by-gift basis).

Employees are prohibited from accepting one or more gifts from any such person if they reasonably believe that the aggregate value of such gifts during the prior 12 months has been equal to or exceeded $250. Further, employees must report any gift received with a value of less than $250 to the CCO (on a gift-by-gift basis). Gifts delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting, unless they are deemed extravagant.

Under no circumstances may an employee accept or give cash or cash equivalents.

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(b)	Entertainment

Employees are required to receive pre-approval from the CCO prior to providing entertainment (e.g., dinners, concerts, sporting events with the host in attendance) to, or receiving any entertainment from, any person that does business (or is seeking to do business) with or on behalf of the Firm, if: (i) the value (or expected value) of such entertainment is equal to or greater than $300 (on an event-by-event and per person basis basis), (ii) the entertainment involves out-of-town travel or accommodations, or (iii) the entertainment involves an employee’s spouse. If any employee is unable to obtain prior approval for entertainment that has been received and believes that such entertainment exceeded $300, he or she should promptly notify the CCO.

Notwithstanding anything to the contrary herein, the Firm and its employees are prohibited from giving gifts or providing entertainment to any plan fiduciary under the Employee Retirement Income Security Act of 1974 or any government agency.

The CCO may require that any gift received by an employee be returned to the provider or that an entertainment expense be repaid by an employee if he deems the gift or entertainment, as the case may be, to be inappropriate or excessive in nature.

Employees should use the form included in Exhibit 7, or submit the same information by e-mail to the CCO, to obtain consent or provide notification under this section, as applicable.

4.3	Outside Business Activities

Employees must obtain written approval from the CCO before engaging in outside business activities. “Outside business activities” include being (whether or not on behalf of the Firm) an officer or director of an entity, general partner of a limited partnership, manager/managing member of a limited liability company, or an employee or consultant of any non-Firm entity or organization, including charitable organizations. Employees wishing to enter into, or engage in, such activities must obtain the required written approval using the form attached hereto as Exhibit 10 or by submitting the same information by e-mail to the CCO.

In addition, new employees should disclose all existing outside business activities to the CCO at or prior to the commencement of their employment. The CCO will maintain a log of employees’ participation in such activities.

4.4	Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm and to any prior employers. New employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of material, non-public information from a prior employer or a non-solicitation and/or non-compete clause in an employee’s previous employment agreement, or any prior political contributions made by an employee.

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5.	ANTI-BRIBERY POLICY AND PROCEDURES

5.1	Anti-Bribery Policy

No employee may offer payments, or anything else of value to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. The Firm requires all employees to report any suspicious activity that may violate this policy to the CCO. An employee’s failure to report known or suspected violations may itself lead to disciplinary action.

5.2	Foreign Corrupt Practices Act

(a)

General. The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official[4] for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Under the FCPA, both the Firm and its employees can be held criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third-party representing the Firm will make or offer improper payments to a foreign official.

(b)

FCPA Red Flags. Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with such transactions. Examples of factors to consider when determining whether any such red flags exist include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

4

A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

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Sanctions for violating the FCPA may include fines and jail terms.

(c)	Pre-clearance Requirement. Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

6.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

6.1	Introduction

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”), restricts investment advisers and their supervised persons from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third-parties from soliciting state and local government entities.

6.2	Pay to Play Policy

It is the Firm’s policy that contributions5 to candidates for a public office, a political party or a political action committee (“PAC”)6 by the Firm and its employees (collectively, a “Political Contribution”) must be made in compliance with applicable law, including the Pay to Play Rule.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

5

Contribution is broadly defined and means the giving of anything of value in connection with any election for U.S. federal, state or local office, including contributions to any candidate for political office, political party or political action committee. Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

6

A PAC is generally an organization the purpose of which is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

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6.3	Pre-Clearance of Political Contributions

The Firm requires each employee to obtain approval from the CCO for any Political Contribution by completing a Political Contribution Pre-Clearance Request Form (attached hereto as Exhibit 8) in order for a Covered Donor (as defined below) to make a Political Contribution. “Covered Donor” means: (i) an employee; (ii) an employee’s spouse or civil union partner; (iii) an employee’s minor and/or dependent children; or (iv) any PAC or tax-exempt organization established or controlled by any of the foregoing individuals.

Under no circumstances may an employee engage indirectly in any activity prohibited under this Section, such as funneling payments through third-parties including, for example, attorneys, family members, friends or companies affiliated with the Firm, as a means of circumventing the Pay to Play Rule.7

6.4	New Employee Certification

When an individual becomes an employee, the Firm will “look back” to prior Political Contributions made by relevant Covered Donors during the two-year period prior to his or her employment. Accordingly, upon joining the Firm, each new employee must provide information about such pre-employment political contributions using the Conflicts Questionnaire (attached hereto as Exhibit 6). The CCO will consider whether any such past Political Contribution will affect the Firm’s business.

7.	REPORTS; SPECIAL DISCLOSURE REQUIREMENTS

7.1	Employee Reporting Requirements

The Firm is committed to maintaining compliance with applicable laws, regulations, and the Firm’s established policies. Improper actions by the Firm or its employees could have severe negative consequences for the Firm, its investors, and its employees. Impropriety, or even the appearance of impropriety, could negatively impact all employees, including people who had no involvement in the problematic activities. Accordingly, each employee must comply with the reporting requirements set forth below.

(a)

Disclosure of Disciplinary Information. Upon commencement of employment and annually thereafter at a time determined by the CCO, all employees are required to complete the Disciplinary Questionnaire attached as Exhibit 9. The CCO will review the responses to the questionnaires and determine whether the Firm is required to make any disclosures in the Firm’s Form ADV or otherwise.

To the extent that an employee becomes subject to a legal or disciplinary proceeding identified in the Disciplinary Questionnaire, he or she must immediately bring such matter to the attention of the CCO. The CCO will be responsible for the coordination and assessment of the matter and may, in connection with such assessment, request certain information or documentation. For the avoidance of doubt, an employee is not required to disclose family law or matrimonial related legal proceedings to the Firm.

7	The Pay to Play Rule contains a “catch-all” provision that prohibits acts done indirectly which, if done directly would violate the rule.

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(b)

Violations of Policies or Procedures; Whistleblower Policy. There are times when maintaining compliance with applicable laws, regulations and Firm policy involve questioning, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which an employee might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity.

Employees are encouraged to bring problems to the attention of the CCO for prompt investigation and resolution. If any employee believes, in good faith, that some practice or activity is being conducted in violation of federal or state law or the Firm’s policies and procedures (including this Code) or otherwise constitutes an improper financial or employment practice, he or she is encouraged to speak with the CCO. He or she should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Complaints, reports or inquiries may be made under this policy on a confidential or anonymous basis.

Any employee who, in good faith, speaks with the CCO in accordance with this policy will be protected from retaliation by the Firm for having done so. More specifically, the Firm will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the lawful and good faith actions of such employee making a complaint, report or inquiry. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability). Nothing in this policy, or any other Firm agreement or policy, prohibits employees or former employees from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering a SEC whistleblower award.

8.	INSIDER TRADING

8.1	Introduction

The term “insider trading” generally includes the following activities:

•	Trading by an insider while in possession of material, non-public information;

•	Trading by a non-insider while in possession of material, non-public information, when the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; and

•	Communicating material, non-public information to others in violation of a duty.

Engaging in these activities could expose the Firm or an employee to stringent penalties. The SEC also can recover profits gained or losses avoided through insider trading, impose significant monetary penalties, and issue an order containing a permanent bar on an individual or entity from the securities industry. Finally, such activity could result in lawsuits by third parties seeking to recover damages for insider trading violations.

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In addition, non-U.S. jurisdictions may have insider trading laws which are different from, and may be more stringent than, U.S. insider trading laws (e.g., unlike U.S. law, insider trading law of many foreign jurisdictions does not require a breach of a duty of trust or confidence in connection with trading on the basis of material, non-public information).

The Firm views seriously any violation of this policy. Any questions relating to this policy should be directed to the CCO. In addition, the CCO must be notified immediately if there is any reason to believe that a violation of this policy has occurred or is about to occur.

8.2	Elements

(a)

Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making its investment decisions. Generally, this is information that will have an effect on the price of a company’s securities.

Many types of information may be considered material, including information about: (i) dividend changes or earnings, (ii) mergers or joint ventures, (iii) recapitalization plans, (iv) major litigation, (v) expansion or curtailment of a company or major division thereof, (vi) asset write-downs or write-offs, (vii) bankruptcy or insolvency problems, and (viii) criminal, civil or government investigations and indictments. In addition, information with respect to a proposed investment in a company by the Accounts may be deemed to be material.

Assessments of materiality are typically highly fact-specific. Accordingly, any question about whether information is material should be directed to the CCO.

(b)

Non-Public Information. Once information has been effectively distributed to the investing public, it is no longer non-public. For example, information is public after it has become available through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC or another governmental agency (e.g., a Form 8-K). In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

(c)	Breach of Duty. Under U.S. law, insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence.

8.3	Tipper/Tippee Liability

A person who does not trade securities but learns of material, non-public information from an insider (or someone who has breached a duty to the source of the information), and then shares the information with someone else who trades in securities (such person, the “tippee”), can be liable for the tippee’s subsequent trading and subject to liability without personally trading on the information. Therefore, it is important never to pass on material, non-public information to anyone else who may trade while aware of that information or who may pass it on to others that may trade.

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8.4	Policy

(a)

General. This policy applies to securities trading and information handling by all employees of the Firm, as well as their spouses, minor children and adult members of their households (or any trusts or entities directly or indirectly controlled by such persons). No such person may: (i) trade securities, either personally or on behalf of others (including the Accounts), while in possession of material, non-public information regarding the relevant issuer, or (ii) communicate material, non-public information to others in violation of the law.

Before executing any trade in securities, each employee executing or placing an order for execution must determine whether he or she has access to material, non-public information related to the company subject to the contemplated trade. If the employee has reason to believe that he or she is in possession of such information, he or she must promptly notify the CCO, who will make the appropriate determination (if necessary, after consulting with the Firm’s outside counsel) as to whether such information constitutes material, non-public information. Until the CCO instructs the employee otherwise, he or she should refrain from:

(i)	Purchasing or selling the securities of the subject company for anyone; and

(ii)	Communicating such information inside or outside the Firm, other than to the CCO.

(b)

Tender Offers. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. A breach of duty or confidence is not required for insider trading cases relating to tender offers. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

8.5	Restricted List

The CCO maintains a restricted list (the “Restricted List”) and may place certain issuers on such list from time to time. Issuers placed on the Restricted List will include:

(a)	issuers about which the Firm is or may be in possession of material, non-public information; and

(b)	issuers which the Firm is contractually prohibited from trading.

Sage Rock Capital Management LP	Code of Ethics

The CCO may also place issuers on the Restricted List in other instances, as he deems appropriate.

Employees are prohibited from purchasing or selling securities, including on behalf of the Accounts, of issuers that appear on the Restricted List. The CCO is responsible for maintaining the Restricted List and issuers will remain on the Restricted List until such time as the CCO deems their removal appropriate. The CCO will make the Restricted List available to all employees.

Employees must notify the CCO of all written non-disclosure agreements, confidentiality agreements or agreements with non-disclosure or confidentiality provisions. The CCO will coordinate a review of each such agreement. If the Firm enters into such an agreement, the CCO will update the Restricted List to include any companies about which the Firm expects to receive non-public information in connection with the agreement. In addition, if any Firm employee receives information in respect of any company which may constitute material, non-public information, such employee must immediately contact the CCO. The CCO will make a determination as to whether such information constitutes material, non-public information and update the Restricted List, as appropriate. If any employee receives information regarding a company and has any doubt as to whether such information constitutes material, non-public information, such employee should immediately contact the CCO.

The determination of when a company should be removed from the Restricted List will be made on a case-by-case basis by the CCO.

8.6	Contacts with Public Companies

Employees must notify the CCO about any scheduled meetings or calls with public company officers, directors or employees.

In addition, if, in the course of contacts with public companies, an employee becomes aware of material, non-public information, he or she should immediately contact the CCO so that he can make a judgment as to the Firm’s further conduct. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.

9.	EXPERT NETWORK FIRMS

9.1	Introduction

The Firm contracts with expert network firms that provide research consultants based on their experience with, among other things, particular industries, sectors or companies (“Expert Network Firms”). Individuals provided through such firms (“Experts”) are used to assist the Firm in its evaluation of potential and existing investments. In particular, Experts may provide research and/or other information relating to, among other things, industries, market trends, products, and/or companies.

Sage Rock Capital Management LP	Code of Ethics

The Firm has adopted these procedures to govern its retention and use of Expert Network Firms. Such policies and procedures must be followed at all times.

9.2	Pre-Approval and Periodic Diligence of Expert Network Firms

The CCO must approve each proposed Expert Network Firm and the Firm’s agreement with such firm before it is retained by the Firm. In determining whether to approve a proposed Expert Network Firm, the CCO will conduct a review of the firm, which is expected to consist of, among other things, (i) a review of its written compliance policies and procedures (or summaries thereof), (ii) a review of its training procedures and related materials for its Experts, (iii) a review of the proposed agreement between the Firm and the Expert Network Firm, and (iv) a call with its chief compliance officer (or an individual with similar responsibilities) to discuss, among other things, the firm’s compliance and Expert onboarding processes.

The Firm will maintain a list of each approved Expert Network Firm, along with documentation regarding the review conducted with respect to each such firm.

On an annual basis, the CCO or a delegate will conduct due diligence on each Expert Network Firm, which is expected to incorporate some or all of the items covered during the initial review described above.

9.3	Pre-Approval of Expert Consultations

(a)	Retention of Paid Information Sources Generally

Unless otherwise approved by the CCO, individuals who are expected to provide substantive information in exchange for compensation must be engaged through an approved Expert Network Firm. Accordingly, if an employee wishes to engage in substantive communication with a paid information source who is not currently working with an approved Expert Network Firm, he or she should have the person onboarded and retained through an approved Expert Network Firm. If an employee has any questions about this process, he or she should consult with the CCO.

(b)	Pre-Approval of Experts

Before an employee may engage in a substantive communication with an Expert, the Expert must be pre-approved by the CCO. For the avoidance of doubt, this pre-approval requirement applies to all forms of communications, including in- person meetings with Experts, initial phone calls with new Experts and follow-up phone calls with previously-approved Experts.

In determining whether to approve an Expert, the CCO will consider: (i) the Expert’s biographical information and responses to the compliance questions posed by his or her Expert Network Firm and (ii) the scope of the project for which the Expert is being retained, including the names of the issuers/securities for which the Expert consultation is expected to be relevant (which may require consultation with the relevant Firm employee).

Sage Rock Capital Management LP	Code of Ethics

For the avoidance of doubt, employees must obtain prior approval from the CCO before attending an event hosted by any Expert Network Firm.

(c)	Pre-Approval Guidelines

The CCO will take into account the following guidelines when determining whether to approve a proposed Expert:

•

A proposed Expert will not be approved unless he or she has been provided with the topic/scope of the consultation in writing and has agreed to terms and conditions relating to the consultation provided by the Expert Network Firm (including agreeing not to disclose information that he or she is under an obligation to keep confidential).

•

A proposed Expert will not be approved if the proposed Expert indicates that he or she is subject to an agreement or other duty that would preclude him or her from speaking about the subject of the proposed consultation.

•

A proposed Expert will not be approved if he or she is currently employed by, or was employed during the prior six months by: (A) the target company (including its parent or subsidiaries), (B) any company in a Fund’s portfolio, (a “Portfolio Company”), or (C) a significant customer or supplier of any such Portfolio Company.

•

A proposed Expert will not be approved if he or she is: (i) an officer or employee of any national, regional, local or other government entity, (ii) an elected government official, (iii) an officer or employee of an entity or instrumentality in which a government or government entity possesses a majority or controlling interest, (iv) a candidate for elected political office, (v) a political party or official of a political party, (vi) an officer or employee of a public international organization,[8] or (vii) a person who is acting in an official capacity for or on behalf of any government or department, agency or instrumentality of a government or for or on behalf of any public international organization.

•	A proposed Expert will not be approved if he or she is a doctor or other medical professional who is involved in an ongoing clinical trial.

•	The Firm is prohibited from speaking with the same Expert more than four times during a consecutive 12-month period.

In determining whether to approve a proposed Expert, the CCO may consult with third party compliance consultants or counsel, as appropriate. The CCO may, in his discretion, grant exceptions to the guidelines set forth above. Any such exceptions will be documented by the CCO.

8

A “public international organization” is any organization designated as such by Executive Order under the International Organizations Immunities Act or any other organization that the President of the United States so designates. The organizations so designated currently include the World Bank, the International Monetary Fund, the World Intellectual Property Organization, the World Trade Organization, the OECD and the Organization of American States.

Sage Rock Capital Management LP	Code of Ethics

9.4	Parameters of Expert Consultations

The CCO may impose limitations on the scope of any approved consultation. In addition, employees must comply with the parameters below when engaging in substantive communications with Experts.

(a)	General

An employee must notify the CCO immediately if the employee believes that he or she may have received material, non-public information from an Expert or has any questions or concerns relating to an Expert.

(b)	Non-Circumvention

When communicating with Experts, employees must take care to ensure that such Experts do not engage in activities on behalf of the Firm that the Firm cannot do directly.

(c)	Call Script

An employee must communicate (in substance) the following information at the beginning of each substantive communication with an Expert:

•	The information provided by the Expert may be used for investment purposes.

•	The Firm does not want the Expert to disclose any confidential or proprietary information or material, non-public information.

•	If the Expert is uncertain as to whether any information is confidential, proprietary or material, he or she should err on the side of caution and assume that it is.

To the extent that an Expert Network Firm provides its own “script” prior to consultations, such script may be used in place of the information above, as long as it has been approved by the CCO.

(d)	Setting up Expert Network Consultations

All substantive communications with Experts must be arranged through their respective Expert Network Firms. In addition, if an Expert Network Firm provides designated conference lines for calls with its Experts, all calls with its Experts must be conducted on such conference lines.

Sage Rock Capital Management LP	Code of Ethics

(e)	Restrictions on Exchanging Certain Information with Experts

Employees should not exchange contact information with Experts or speak with Experts outside of the parameters set forth herein without obtaining prior approval from the CCO.

In addition, employees should not request any written information (e.g., articles, white papers, slide presentations) from Experts at any time without obtaining pre-approval from the CCO. Following receipt of any such written information, an employee should also promptly forward it to the CCO.

(f)	Monitoring of Expert Consultations

The CCO may periodically monitor consultations with Experts.

9.5	Recordkeeping and Testing

The CCO will keep a log of all Expert consultations. The CCO will periodically request usage reports from each Expert Network Firm and review such reports against the Firm’s records to confirm that employees are properly pre-approving and documenting their calls in accordance with these procedures.

In addition, the CCO or his designee may, from time to time, conduct reviews of employees’ electronic correspondence to confirm that no communications with Experts are occurring outside of the parameters set forth herein.

10.	OTHER PAID RESEARCH

The CCO must approve any other paid research consultants or vendors that the Firm wishes to engage. In conjunction with such approval, the CCO is expected to conduct some or all of the same steps in Section 9.2 above, depending on the particular facts and circumstances.

EXHIBIT 1

SAGE ROCK CAPITAL MANAGEMENT LP

CODE OF ETHICS ACKNOWLEDGMENT FORM

I acknowledge that I have received a copy of this Code of Ethics (the “Code”) for Sage Rock Capital Management LP (the “Firm”). I also acknowledge that I have read, understand, and agree to abide by the procedures contained in this Code.

Any questions I may have had on the policies and procedures contained in this Code have been answered by the Firm’s Chief Compliance Officer.

I acknowledge that the Firm reserves the right to revise any part of the Code in its sole discretion with or without prior notice to me from time to time. This Code, as so revised, shall be binding on me at all times.

Print Name	Date
Signature

Please complete and return this Code of Ethics Acknowledgment Form to the Firm’s Chief Compliance Officer.

Exhibit 1-1

EXHIBIT 2

SAGE ROCK CAPITAL MANAGEMENT LP

EMPLOYEE TRADE PRE-CLEARANCE REQUEST FORM

Pre-clearance from the Chief Compliance Officer (the “CCO”) of Sage Rock Capital Management LP (the “Firm”) is required to transact in Reportable Securities (as defined in the Firm’s Code of Ethics), except for transactions in exchange-traded funds and money market funds. Please complete this form and return it to the CCO.

Employee Name:

Date of Request:

Account Holder(s):

Relationship to Employee:

Type of Security:

Issuer and Ticker:

Type of Transaction (Purchase/Sale):

Quantity:

Trade Date:

Account No.:

Brokerage Firm:

I REPRESENT THAT:

(i)	I am not in possession of material, non-public information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a pending client trade involving these securities;

(iv)	To my knowledge, the Firm is not considering purchasing or selling securities of the issuer(s) for its clients’ accounts;

(v)	These trades comply with the Firm’s Code of Ethics; and

(vi)

If approved, I understand that the authorization is valid: (a) for 24 hours after such approval is given, in the case of publicly-traded securities, or (b) until the closing of the private placement, in the case of private investments.

Employee Signature:

Exhibit 2-1

EXHIBIT 3

SAGE ROCK CAPITAL MANAGEMENT LP

HOLDINGS REPORT (PAGE 1)

Employee Name:

Date:

Type of Report (check one):	Initial Holdings Report
Annual Holdings Report

The following is a complete list of open Personal Accounts (as defined in the Code of Ethics of Sage Rock Capital Management LP (the “Code”)):

Name of Broker/Financial Institution	Name on Account	Account Number	Phone/Fax /E-mail Contact	Check if New	Check if a Non- Discretionary Account (as defined in the Code)	If a Non-Discretionary Account, Relationship to Manager/Trustee (e.g., independent professional, friend, relative, etc.)

The following brokerage accounts were closed during the year:

Name of Broker/Financial Institution	Name on Account	Account Number	Phone/Fax/E-mail Contact	Date Closed

OR

☐ I do not maintain any Personal Accounts.

Exhibit 3-1

HOLDINGS REPORT (PAGE 2)

Type of Report (check all that apply):

☐	Attached are all account statements for all Personal Accounts (other than my Non- Discretionary Accounts).

☐	Below is a list of all Reportable Securities (as defined in the Code) that I beneficially own (other than those held in my Non-Discretionary Accounts or those listed in any attached statements).

Name and Type of Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

OR

☐	No Reportable Securities.

I hereby certify that the information contained in, or attached to, this report is accurate as of a date not more than 45 days before the date written above and that listed above (or attached, as applicable) are all (i) of my Personal Accounts and (ii) all Reportable Securities that I beneficially own (other than those held in my Non-Discretionary Accounts).

Employee Signature

Exhibit 3-2

EXHIBIT 4

SAGE ROCK CAPITAL MANAGEMENT LP

QUARTERLY TRANSACTIONS REPORT

Employee Name:                                                                          Date:

** Note that the reporting requirements herein exclude transactions in Non-Discretionary Accounts and the securities held in such accounts. Capitalized terms used but not defined herein have the meanings given to them in Sage Rock Capital Management LP’s Code of Ethics.**

(Select one)

Below is a list of all transactions in Reportable Securities (in addition to any other transactions listed on the brokerage statements I have already submitted) during the quarter ended , 20 .

There were no transactions in Reportable Securities during the quarter ended , 20 .

Trade Date and Transaction Type	Name of Security, Ticker Symbol or CUSIP Number	Nature of Transaction	Interest Rate and Maturity Date, if applicable	Price at which Transaction Effected	Number of Securities	Name of Broker/Financial Institution

I hereby certify that the information contained in, or attached to, this report is accurate and that listed above (or attached, as applicable) are all transactions in Reportable Securities (including transactions in initial public offerings, private placements, private equity interests, hedge fund interests, restricted stock, etc.), including, for the avoidance of doubt, those held by immediate family members (as described in the Code) sharing my household, during the quarter ended                    .

Employee Signature

Exhibit 4-1

EXHIBIT 5

SAGE ROCK CAPITAL MANAGEMENT LP

NON-DISCRETIONARY ACCOUNT CERTIFICATION

Please complete a copy of this certification for each of your Non-Discretionary Accounts (as defined in the Code of Ethics of Sage Rock Capital Management LP).

Employee Name _________________________                Date: __________________

Name on Account: ________________________              Account Number: ___________________

Name of Account Manager/Trustee of Account (“Manager”): __________________________

1.	Did you suggest that the Manager make any particular purchases or sales of securities for the above-listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:__________________________________________________________________________

______________________________________________________________________________________________

2.	Did you direct the Manager to make any particular purchases or sales of securities for the above- listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:__________________________________________________________________________

______________________________________________________________________________________________

3.	Did you consult with the Manager as to the particular allocation of investments to be made in the above-listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:__________________________________________________________________________

______________________________________________________________________________________________

I hereby confirm that the information contained in this certification is accurate and complete.

__________________________

Employee Signature

Exhibit 5-1

EXHIBIT 6

SAGE ROCK CAPITAL MANAGEMENT LP

CONFLICTS QUESTIONNAIRE

All employees are required to complete this questionnaire and return it to the Chief Compliance Officer of Sage Rock Capital Management LP (the “CCO”).

For purposes of this questionnaire, “Immediate Family” includes: (i) your spouse or civil union partner, (ii) your children and/or step-children, (iii) your parents, parents-in-law and/or step-parents, (iv) your siblings, step-siblings and/or siblings-in-law, (v) any individual who lives in your household, and (vi) any person to whom you provide primary financial support.

If you answer “Yes,” to any question below, please provide the name of your applicable Immediate Family member, the person or entity with which he or she has the applicable relationship, and other information relevant to such question.

(1)   Are any of your Immediate Family members employed by a company (including a financial services company) that provides products or services to Sage Rock Capital Management LP, its affiliates, or the private funds or other accounts they advise or sub-advise (collectively, the “Firm”)?

	☐ Yes	☐ No

(2) Does any member of your Immediate Family serve as a general partner, managing member, investment adviser or in a similar capacity for a pooled investment vehicle?	☐ Yes	☐ No

(3) Does any member of your Immediate Family serve as advisor, trustee, executor, or in a similar capacity for any Firm investor?	☐ Yes	☐ No

Exhibit 6-1

(4)   Is any member of your Immediate Family one of the following: (i) an officer or employee of any national, regional, local or other government entity, (ii) an elected government official, (iii) an officer or employee of any entity or instrumentality in which a government or government entity possesses a majority or controlling interest, (iv) a candidate for political office, (v) a political party or official of a political party, (vi) an officer or employee of a public international organization, or (vii) a person who is acting in an official capacity for or on behalf of any government or department, agency or instrumentality of a government or for or on behalf of any public international organization?

	☐ Yes	☐ No

(5) Is any member of your Immediate Family an executive officer, director or 5% or greater stockholder of a public company?	☐ Yes	☐ No

(6)   Are you currently participating in any outside business activity that would require consent according to the policy in Section 4.3? If yes, please provide a description of your duties, any title you might hold, estimated time spent on the activity and any compensation you might receive for this activity.

	☐ Yes	☐ No

(7) Are you aware of any other relationship between one of your Immediate Family members and another person or entity that would result in a conflict with the Firm and/or a Firm investor?

Exhibit 6-2

The following two questions are to be answered only by NEW personnel only:

(8)   Have you or your spouse or children living in your household made a contribution to any elected official, candidate or Political Action Committee (PAC) within the last two years? Please describe the candidate and dollar amount of the contribution.

	☐ Yes	☐ No

(9)   Are you subject to any confidentiality or non-compete obligations to a former employer or other third party, or any other ongoing obligations to any former employer or other third party that could affect the performance of your services on behalf of the Firm?

	☐ Yes	☐ No

I hereby confirm that the information contained in this questionnaire is accurate and complete.

Name:
Date:

Exhibit 6-3

EXHIBIT 7

SAGE ROCK CAPITAL MANAGEMENT LP

CONSENT/NOTIFICATION FORM FOR GIFTS OR ENTERTAINMENT

Instructions: Employees are required to obtain pre-clearance for, or provide notification about, certain gifts and entertainment under the Code of Ethics of Sage Rock Capital Management LP (the “Firm”). In order to obtain such pre-clearance, an employee should complete this form and return an executed copy to the Firm’s Chief Compliance Officer.

1.	This Consent Form Relates to (check all that apply):

☐ Gift(s)                ☐ Entertainment

☐ Received                ☐ Provided

2. Name of Employee:

3. Third Party(ies) Receiving or Providing Gift/Entertainment (e.g., Name of Company, Name of Investor):

4. Date Provided:

5.	Name(s) of Attendees (if applicable):

6. Value/Estimated Value:

7. General Description:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:
Date:

Exhibit 7-1

EXHIBIT 8

SAGE ROCK CAPITAL MANAGEMENT LP

POLITICAL CONTRIBUTION PRE-CLEARANCE REQUEST FORM

Name and Employee: ___________________________________________________________

Place of principal residence (city and state): _______________________________________________________

Each employee is required to obtain pre-clearance from the Chief Compliance Officer of Sage Rock Capital Management LP (the “Firm”) for any Political Contribution (as defined in the Firm’s Code of Ethics) to be made by a Covered Donor. “Covered Donor” means (i) an employee; (ii) an employee’s spouse or civil union partner; (iii) an employee’s minor and/or dependent children; or (iv) any political action committee or tax- exempt organization established or controlled by any of the foregoing individuals.

The undersigned requests pre-clearance with respect to the following Political Contribution:

Name of the individual (or entity) making Political Contribution:

Relationship to undersigned:

Name of candidate/political party/political action committee to whom Political Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Political Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of Political Contribution:

Contribution amount (or value of non-cash Political Contribution):

$

Exhibit 8-1

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity?

Yes	No

Has any Covered Donor made any other Political Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

Yes	No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Political Contribution for which the undersigned seeks pre-clearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Employee Name:
Date:

Exhibit 8-2

EXHIBIT 9

SAGE ROCK CAPITAL MANAGEMENT LP

DISCIPLINARY QUESTIONNAIRE

Instructions: All employees are required to provide an executed copy of this form to the Chief Compliance Officer (the “CCO”) of Sage Rock Capital Management LP. If required, complete written details of all events or proceedings must be provided on a separate page. Italicized terms are defined in the Definitions section following the questions and requested information.

Criminal or Civil Actions
(1) Have you ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	☐ Yes	☐ No

(b) been charged with any felony?	☐ Yes	☐ No

(c)   been convicted of or pled guilty to or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

	☐ Yes	☐ No

(d) been charged with a misdemeanor listed in question 1(c)?	☐ Yes	☐ No

(e)   been named subject of a pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

	☐ Yes	☐ No

(f) been found by a domestic, foreign, or military court to have been involved in a violation of an investment-related statute or regulation?	☐ Yes	☐ No

(g)   been involved in a criminal or civil action in which you were the subject of an order, judgment, or decree permanently or temporarily enjoining, or otherwise limiting, you from (i) engaging in any investment-related activity, (ii) violating any investment- related statute, rule or order, or (iii) engaging in, or continuing, any activity involving embezzlement, theft, extortion, fraud, fraudulent conversion, misappropriation of funds, securities or property, forgery, counterfeiting, false pretenses, bribery, or gambling?

	☐ Yes	☐ No

Exhibit 9-1

Regulatory Disciplinary Actions

(2) Has the U.S. Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission (“CFTC”) ever:

(a) found you to have made a false statement or omission?	☐ Yes	☐ No

(b) found you to have been involved in a violation of an investment-related regulation or statute (including SEC or CFTC regulations or statutes)?	☐ Yes	☐ No

(c) found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	☐ Yes	☐ No

(d) entered an order against you in connection with an investment-related activity?	☐ Yes	☐ No

(e) imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ Yes	☐ No

(3) Has any federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority ever:

(a) found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐ Yes	☐ No

(b) found you to have been involved in a violation of an investment-related regulation or statute?	☐ Yes	☐ No

(c) found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	☐ Yes	☐ No

(d) entered an order against you in connection with an investment-related activity?	☐ Yes	☐ No

(e) denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	☐ Yes	☐ No

(f) imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ Yes	☐ No

Exhibit 9-2

(4) Has any self-regulatory organization or commodities exchange ever:

(a) found you to have made a false statement or omission?	☐ Yes	☐ No

(b) found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐ Yes	☐ No

(c) found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, restricted or otherwise lost?	☐ Yes	☐ No

(d)   disciplined you by (i) barring, expelling or suspending you from membership, (ii) barring or suspending you from association with other members, or otherwise restricting your activities, including your investment-related activities; or (iii) fining you more than $2,500?

	☐ Yes	☐ No

(5) Has an authorization to act as an attorney, accountant or federal contractor granted to you ever been revoked or suspended?	☐ Yes	☐ No

(6) Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of questions (2), (3) or (4) above?	☐ Yes	☐ No

(7) Have you ever:

(a)   been the subject of any other proceeding in which a professional attainment, designation, or license of yours was revoked or suspended because of a violation of rules relating to professional conduct?

	☐ Yes	☐ No

(b) resigned (or otherwise relinquished your attainment, designation or license) in anticipation of a proceeding described in question 7(a)?	☐ Yes	☐ No

Civil Judicial Actions

(8) Has any domestic or foreign court ever:

(a) enjoined you in connection with any investment-related activity?	☐ Yes	☐ No

(b) dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐ Yes	☐ No

(9) Are you now the subject of any civil proceedings that could result in a “yes” answer to any part of question 8 above?	☐ Yes	☐ No

Exhibit 9-3

Terminations

(10) Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

(a) violating investment-related statutes, regulations, rules or industry standards of conduct?	☐ Yes	☐ No

(b) fraud or the wrongful taking of property?	☐ Yes	☐ No

(c) failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?	☐ Yes	☐ No

Financial

(11) Within the past 10 years:

(a)   based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

	☐ Yes	☐ No

(b)   based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act of 1970?

	☐ Yes	☐ No

Statements to Agencies and Regulators

(12)   Have you ever willfully made any materially false or misleading statements, or omitted to state any material facts, in connection with any application for registration with the SEC, the CFTC, any other federal regulatory agency, any state regulatory agency, any foreign financial regulatory authority, or any self-regulatory organization?

	☐ Yes	☐ No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify the CCO if such information becomes inaccurate in any way.

__________________________________

Name:

Date:

Exhibit 9-4

DEFINITIONS

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes (i) a foreign securities authority; (ii) another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and (iii) a foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association). References to investment-related statutes include, but are not limited to, the Commodity Exchange Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Public Utility Holding Company Act of 1935, the Trust Indenture Act of 1939, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Investors Protection Act of 1970, the Foreign Corrupt Practices Act of 1977, Chapter 96 of Title 18 of the U.S. Code, any similar statute of a state or foreign jurisdiction, any rule, regulation, or order under any such statutes, and the rules of the Municipal Securities Rulemaking Board.

Involved: Engaging in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rule Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Exhibit 9-5

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company, limited liability partnership, or other organization.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade, the Financial Industry Regulatory Authority, Inc., and the New York Stock Exchange are self-regulatory organizations.

Exhibit 9-6

EXHIBIT 10

SAGE ROCK CAPITAL MANAGEMENT LP

CONSENT FORM FOR OUTSIDE BUSINESS ACTIVITIES

Each employee is required to obtain pre-clearance from the Chief Compliance Officer of Sage Rock Capital Management LP (the “Firm”) before engaging in outside business activities (as described in the Firm’s Code of Ethics).

(1)	Name of Firm/Description of Proposed Outside Activity:

(2)	Will the Firm’s name be used in connection with such activity (e.g., included in a biography)? ☐ Yes ☐ No

(3)

Will you have a position as an officer or director?   ☐  Yes    ☐  No

If “yes,” will such organization maintain an officers’ and directors’ liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):

(4)	Duties in connection with such activity:

(5)	Estimated amount of time spent on such activity (yearly basis):____________________________

(6)	Will you or any related party receive any economic benefit for your participation in such activity? ☐ Yes ☐ No

If “yes,” description of economic benefit: _____________________________________________

The undersigned employee represents that the above-described activity will not interfere with his/her responsibilities to the Firm, and will not compete with or conflict with any interest of the Firm.

Employee Name:
Date:

Exhibit 10-1